UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                             On2 Technologies, Inc.
                     ---------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                   68338A-10-7
                     ---------------------------------------
                                 (CUSIP Number)

                                 April 30, 2001
                     ---------------------------------------
             (Date of Event Which Required Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)
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CUSIP No. 68338A-10-7                           13G         Page 2 of 7 Pages
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--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Abanat Limited
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
                                                                       (b) [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         British Virgin Islands
--------------------------------------------------------------------------------
NUMBER OF                    5      SOLE VOTING POWER
SHARES                              9,167,330
BENEFICIALLY                 ---------------------------------------------------
OWNED BY                            SHARED VOTING POWER
EACH                         6      0
REPORTING                    ---------------------------------------------------
PERSON WITH                         SOLE DISPOSITIVE POWER
                             7      9,167,330
                             ---------------------------------------------------
PERSON WITH                         SHARED DISPOSITIVE POWER
                             8      0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         9,167,330
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    [_]
         NOT APPLICABLE
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         13.9%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------
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CUSIP No. 68338A-10-7                           13G         Page 3 of 7 Pages
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--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         H.E. Abdul Aziz Al-Sulaiman
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
                                                                       (b) [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Saudi Arabia
--------------------------------------------------------------------------------
NUMBER OF                    5      SOLE VOTING POWER
SHARES                              9,167,330*
BENEFICIALLY                 ---------------------------------------------------
OWNED BY                            SHARED VOTING POWER
EACH                         6      0
REPORTING                    ---------------------------------------------------
PERSON WITH                         SOLE DISPOSITIVE POWER
                             7      9,167,330*
                             ---------------------------------------------------
                                    SHARED DISPOSITIVE POWER
                             8      0
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         9,167,330*
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES
         NOT APPLICABLE
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         13.9%*
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

* Includes shares held by the other reporting person.
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CUSIP No. 68338A-10-7                           13G         Page 4 of 7 Pages
-----------------------------------

Item 1(a).        Name of Issuer:

                  On2 Technologies, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  21 Corporate Drive, Suite 103, Clifton Park, New York  12065

Item 2(a).        Name of Person Filing:

                  Abanat Limited ("Abanat")

                  H.E. Abdul Aziz Al-Sulaiman

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  The address of the principal office of Abanat is:

                           c/o P.O. Box 222
                           Jeddah, Saudi Arabia 21411

                  The address of the principal office of H.E. Abdul Aziz Al-Sulaiman is:

                           c/o P.O. Box 222
                           Jeddah, Saudi Arabia 21411

Item 2(c).        Citizenship:

                  The citizenship of Abanat is the British Virgin Islands.

                  The citizenship of H.E. Abdul Aziz Al-Sulaiman is Saudi
                  Arabia.

Item 2(d).        Title of Class of Securities:

                  Common stock, par value $0.01 per share

Item 2(e).        CUSIP Number:

                  68338A-10-7

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  (a) [_] Broker or dealer registered under section 15 of the
                          Act;

                  (b) [_] Bank as defined in section 3(a)(6) of the Act;
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CUSIP No. 68338A-10-7                           13G         Page 5 of 7 Pages
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                  (c) [_] Insurance company as defined in section 3(a)(19) of the Act;

                  (d) [_] Investment company registered under section 8 of the
                          Investment Company Act of 1940;

                  (e) [_] An investment adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E);

                  (f) [_] An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g) [_] A parent holding company or control person in
                          accordance with Rule 13d-1(b)(1)(ii)(G) (Note: See
                          Item 7);

                  (h) [_] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act;

                  (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

                  (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.      Ownership.

         (a) Amount beneficially owned: See Item 9 of cover pages.

         (b) Percent of class: See Item 11 of cover pages.

         (c) Number of shares as to which the person has:

             (i) sole power to vote or to direct the vote: See Item 5 of cover pages.

            (ii) shared power to vote or to direct the vote: See Item 6 of cover pages.

           (iii) sole power to dispose or to direct the disposition of: See
                 Item 7 of cover pages.

            (iv) shared power to dispose or to direct the disposition of: See
                 Item 8 of cover pages.
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CUSIP No. 68338A-10-7                           13G         Page 6 of 7 Pages
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Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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CUSIP No. 68338A-10-7                                 13G   Page 7 of 7 Pages
-----------------------------------



                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 31, 2003



                                  Abanat Limited



                                  By:  /s/ Saud A. Al-Sulaiman
                                     ----------------------------------------
                                     Name:   Saud A. Al-Sulaiman
                                     Title:  Director



                                  H.E. Abdul Aziz Al-Sulaiman



                                  By: /s/ Saud A. Al-Sulaiman
                                     ----------------------------------------
                                     Name:   Saud A. Al-Sulaiman
                                     Title:  Attorney-in-Fact